EXHIBIT 23.3

July 9, 2013

Transition Therapeutics Inc.
101 College Street, Suite 220
Toronto, Ontario, Canada M5G 1L7

Re: Registration Statement on Form F-3 of Transition Therapeutics Inc.

Ladies and Gentlemen:

We hereby consent to the reference to our firm under the heading “Legal Matters” in the base prospectus filed as part of this Registration Statement on Form F-3. By giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Orrick, Herrington & Sutcliffe LLP

ORRICK, HERRINGTON & SUTCLIFFE LLP